EXHIBIT 10.1

STOCK PURCHASE AND JOINT VENTURE AGREEMENT

By and among

DS Healthcare Group, Inc,

And

EverCare Prohealth Technologies LTD.

Dated: February 7, 2017

STOCK PURCHASE AND JOINT VENTURE AGREEMENT

STOCK PURCHASE AND JOINT VENTURE AGREEMENT, dated and effective as of January 31, 2017 (this “Agreement”), by and among DS Healthcare Group, Inc., a Florida corporation (“DS”) and Evercare Prohealth Technologies LTD, a Hong Kong corporation (“ECPT”).  DS and ECPT are collectively referred to herein as “Parties” and individually as a “Party”.

References made herein to any Party or Parties shall include the affiliates of such Party or Parties, defined as a persons or enterprises that directly, or indirectly through one or more intermediaries, control, or is controlled by, or is under common control with, the Party or Parties specified.

RECITALS:

WHEREAS, DS Laboratories (“DS Labs”) is a wholly owned subsidiary of DS.

WHEREAS, DS Laboratories is the owner of the trademarks, trademark registrations, formulas, patents and other intellectual property set forth on Schedule A hereto (the “DS Trademarks”);

WHEREAS, DS is a leading manufacturer of personal care products, including products listed in Schedule B (the “DS Products”);

WHEREAS, ECPT currently distributes personal care products in Asia for sale to consumers;

WHEREAS, subject to the terms and conditions of this Agreement, DS an ECPT desire to: (i) form a joint venture for developing New Products (as such term is defined below) and New Trademarks (as such term is defined below), manufacturing New Products and DS Products, marketing and sale of the New Products and the DS Products; and (ii) execute a stock purchase whereby ECPT acquires the totality of the shares representing DS Laboratories capital stock and, in consequence, acquires the DS Trademarks in exchange for the Consideration (as such term is defined below);

WHEREAS, DS shall market and commercialize the DS Products and the New Products within the Exclusive DS Territory (as such terms is defined below), subject to the terms and condition of this Agreement. ECPT shall market and commercialize the DS Products and the New Products in any territory different to the Exclusive DS Territory.

WHEREAS, DS desires to contribute certain expertise, facilities, property, assets and capital to the Joint Venture (as such term is defined below) and, as such, shall be the sole manufacturer of the DS Products and the New Products; and

WHEREAS, ECPT desires to contribute certain capital to the Joint Venture.

REPRESENTATIONS

Each Party hereby represents that:

i.

Is duly organized and validly existing under the laws of their corresponding jurisdiction and is duly authorized to conduct business, and to the extent applicable, in good standing in each jurisdiction where the nature of its activities or its properties makes such qualification necessary.

ii.

Has all required power and authority to execute and deliver this Agreement, as well as to perform the obligations hereunder.

iii.

The execution, delivery and performance by each Party of its obligations under this Agreement will not (a) contravene any law or any order, writ, decree or injunction of any governmental authority, (b) conflict with, or result in a breach of any term, covenant, condition or provision of, or constitute a default under, or result in the creation or imposition of any encumbrance upon any of its assets pursuant to, the terms of any agreement or instruments to which it is a Party or by which it or any of its assets are bound; or (c) violate any provision of its by-laws.

iv.

Its representatives have sufficient powers and authority to execute this Agreement on behalf of each Party, and which powers and authority have not, as of the date hereof, been revoked, modified or limited in any manner.

NOW, THEREFORE, in consideration of the promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, each of the Parties hereto agrees as follows:

ARTICLE I
PRINCIPAL DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Agreement” means this Stock Purchase and Joint Venture Agreement.

“Buyback Option” shall have the meaning set forth in Section 2.4 of this Agreement.

“Call Option” shall have the meaning set forth in Section 2.3 of this Agreement.

“Confidential Information” shall have de meaning ascribed in Section 7.1 of this Agreement.

“Consideration” means, jointly, the Purchase Price, the ECPT Shares, the ECPT Warrants and the BuyBack Option.

“DS” means DS Healthcare Group, Inc.

“DS Bank Account” means Citibank Account #

“DS Labs Shares” means 10,000 shares representing the total capital stock of DS Labs.

“DS Labs Trademark Settlement” shall mean the final settlement of certain trademark dispute with YUWI company, a Chinese manufacturer.

“DS Products” means all products listed in Schedule B to this Agreement.

“DS Trademarks” means all trademarks, brands, logos, formulas and related intellectual property listed in Schedule A to this Agreement.

“ECPT” means EverCare Prohealth Technologies LTD.

“ECPT Bank Account” means [*].

“ECPT Call Option” shall have the meaning set forth in Section 2.4 of this Agreement.

“ECPT Shares” shall have the meaning set forth in Section 2.3 of this Agreement.

“ECPT Warrants” shall have the meaning set forth in Section 2.3 of this Agreement.

“Exchange Notification” shall have the meaning set forth in Section 2.3 of this Agreement.

“Exchange Price” shall have the meaning set forth in Section 2.3 of this Agreement.

“Exclusive DS Territory” shall mean North America, South America, Europe, Russia and Turkey.

“First Offer Delivery Period” shall have the meaning set forth in Section 3.6 of this Agreement.

“First Offer Notice” shall have the meaning set forth in Section 3.6 of this Agreement.

“First Offer Reply” shall have the meaning set forth in Section 3.6 of this Agreement.

“ICC” shall mean the International Chamber of Commerce.

“Key Employees” shall have the meaning set forth in Section 3.3 of this Agreement.

“License Agreement” shall have the meaning set forth in Section 2.5 of this Agreement.

“New Products” shall mean any new products manufactured by DS pursuant to the terms and conditions of this Agreement.

“New Trademarks” means all trademarks, brands, logos, formulas, patents and related intellectual property developed by the Parties pursuant to this Agreement.

“Purchase Price” shall have the meaning set forth in Section 2.2. of this Agreement.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person in a representative capacity.

 “USD” or “Dollars” means Dollars, legal currency of the United States of America.

ARTICLE II
STOCK PURCHASE AND SALE; BUYBACK OPTION

Section 2.1 Purchase and Sale of DS Labs. DS agrees to sell, free from any lien or encumbrance, the DS Labs Shares; and ECPT agrees to purchase the DS Labs Shares in exchange for the Consideration, as described below.

Section 2.2 Purchase Price. ECPT agrees to pay USD$2,000,000.00 (two million Dollars) (the “Purchase Price”) for the DS Labs Shares. The parties agree that the Purchase Price shall be paid in four different installments, as follows:

1.

USD$500,000.00 (five hundred thousand Dollars) on the date of execution of this Agreement.

2.

USD$500,000.00 (five hundred thousand Dollars) on the date of the DS Labs Trademark Settlement or the date which is 6 (six) months after the payment of the first installment, pursuant to item 1. above, whichever date comes last.

3.

USD$500,000.00 (five hundred thousand Dollars), on the date of the DS Labs Trademark Settlement or the date which is 12 (twelve) months after the payment of the first installment, pursuant to item 1. above; whichever date comes last.

4.

USD$500,000.00 (five hundred thousand Dollars) on the date of the DS Labs Trademark Settlement or the date which is 18 (eighteen) months after the payment of the first installment, pursuant to item 1. above; whichever date comes last.

Section 2.3 ECPT Shares and ECPT Warrants. As additional consideration for the transfer of the DS Labs Shares, ECPT will: (i) on the date of execution of this Agreement, issue and deliver to DS 3 (three) million shares representing its capital stock (“ECPT Shares”) and (ii) grant DS an option to acquire (“Call Option”), on or before February 1st, 2018, up to 900,000 (nine hundred thousand) shares (“ECPT Warrants”) at 0.25 cents each share. The ECPT Warrants shall also be approved and issued by ECPT on the date of execution of this Agreement.

At any time after the 2nd anniversary of the execution of this agreement and during the 5 (five) years following the execution of this Agreement, DS may notify to ECPT its intention to exchange its ECPT Shares for cash (“Exchange Notification”). Each exchange must be for at least 10% (ten per cent) of the ECPT Shares, unless otherwise agreed in writing by the Parties. Upon such notification, ECPT and DS shall jointly agree on the date of the exchange, which shall not occur later than 15 (fifteen) days as of the date of the Exchange Notification and the price of the exchange shall be determined by applying a 25% discount to the last price paid by an investor or a 25% discount to the market price should the shares be trading on any public market. (“Exchange Price”). On the day of the exchange, DS shall deliver the share certificates to ECPT and ECPT shall transfer the Exchange Price to DS Bank Account as described in the Exchange Notification.

From the date of the execution of this Agreement and up to February 1, 2018, DS shall have the right, but not the obligation, to exercise its Call Option and acquire the totality or part of the ECPT Warrants at .25 (twenty-five cents) each ECPT share. If DS wishes to execute its Call Option it must deliver a notification to ECPT, stating the date of execution of the Call Option, the number of shares to be acquired and the purchase price to be paid. On the date of the execution, DS shall deliver the ECPT Warrants representing the shares acquired by DS and DS shall deliver the price to ECPT Bank Account. Any shares acquired pursuant to the exercise of the Call Option shall also be subject to the cash for shares exchange described in the immediate preceding paragraph.

DS may not, within the term of this Agreement, transfer the ECPT Shares and the ECPT Warrants to any third party without the prior written consent of ECPT.

Section 2.4 Buyback Option. ECPT hereby grants DS the right (but not the obligation) to, directly or indirectly, buy the DS Labs Shares and the DS Trademarks, free of any lien or encumbrance, subject to the following conditions, as anticipated by the Parties (“Buyback Option”):

i.

“Exercise Period” DS would be entitled to exercise the Buyback Option between March 1, 2022 and May 31, 2022.

ii.

“Buyback Notice” shall be the date, within the Exercise Period, on which DS communicates by written notice to ECPT of its will to exercise the Buyback Option and acquire all of DS Labs Shares and DS Trademarks.

iii.

“Buyback Option Price” DS would have to pay the equivalent to the Purchase Price plus 7.5% annualized compounded interest. Interest to be calculated over each installment as of the date of payment to DS.

iv.

“Conditions Precedent” the effective transfer of DS Labs Shares and, consequently, DS Labs Trademarks would be subject to: (i) issuance by DS of shares equaling 5% (five per cent) of its capital stock, to be delivered to ECPT at no cost at the date of closing of the Buyback Option, (ii) issuance by DS of 1.1 (one point one) million shares representing its capital stock and granting ECPT the call option to acquire the totality of such shares at 2.2 million Dollars, (iii) DS Labs Shares and DS Trademarks being free from any lien or encumbrance; and (iv) DS Labs being free from any liability, including without limitation, labor liabilities, contract liabilities, etc. ECPT shall be liable for executing any and all documents required to comply with the obligations set forth in items (iii) and (iv) of this paragraph, failure to do so in a timely manner will result in payment of a penalty to DS equivalent to 2 times the cost of resolution incurred by DS in order for ECPT to comply with the conditions precedent, including without limitation, attorneys fees. Regardless of payment of such penalty, ECPT shall be bound and obligated to comply with the obligations set forth herein in order for the Buyback Option to be correctly executed. Additionally, if DS takes any action in order for ECPT to comply with its obligations pursuant to this Section 2.4, ECPT shall be obligated to cooperate with any of such actions by executing any documents and/or activities as instructed by DS.

v.

“DS Labs Shares” and “DS Trademarks” the subject matter of the Buyback Option would be the DS Labs Shares, free from any lien and encumbrance, and all the DS Trademarks listed in Schedule A, free from any lien and encumbrance. Any trademarks that no longer exist, via mutual written agreement of both parties, are exempt from this requirement.

vi.

“Closing Date” the date of effective completion of the acquisition of DS Trademarks by DS would be no later than 90 (ninety) calendar days following the date on which the Buyback Notice was delivered to ECPT.

vii.

“Product Title” After the execution of the Buyback Option, all products developed solely by ECPT will remain wholly owned by ECPT and DS acknowledges it has no claims on these products. Any furtherance of distribution rights will require a separate agreement between the parties. Additionally, ECPT will have the right to terminate any manufacturing agreements for its own products with DS upon the completion of the Buyback. In the event where ECPT continues manufacturing through DS it will continue to purchase DS products at the 10% markup on manufacturing costs

viii.

“Distribution Rights” Upon execution of the Buyback option, ECPT will retain a 10-year exclusive distribution arrangement on the territories it has claim on via this agreement. DS agrees to continue to sell its products to ECPT at the 10% markup on manufacturing costs for the duration of this 10-year period.

Notwithstanding the above, the Parties agree that, occurrence of any of the events listed below, shall give the right to DS to execute its Buyback Option and acquire the DS Trademarks outside the Effective Period: In such a case, DS shall notify ECPT in writing of such occurrence and its intention to exercise the Buyback Option. Once this written notice is delivered to ECPT, the Buyback option must be executed and completed within 60 days from the date of such notification.

i.

ECPT´s change of control via a sale to a third party that does not include an acceptance of all terms of this Buyback Option.

ii.

If ECPT files for bankruptcy under applicable legislation or is declared bankrupt.

iii.

If ECPT breaches any of its payment obligations with regards to Purchase Price installments and Joint Venture Capital Contributions, as defined in Section 3.2 (a) of this agreement, under this Agreement, and fails to cure such breach within 30 (thirty) days from the date in which the breach was notified in writing by DS.

iv.

If ECPT transfers the DS Trademarks to a third party on or before the Effective Period.

v.

If ECPT terminates or materially breaches the License Agreement.

vi.

If ECPT, directly or indirectly via any third party, manufactures any of the DS Products it intends to sell outside the Exclusive Territory.

vii.

If ECPT fails to place and pay for the minimum purchase orders as set forth in Section 2.5.

In the case of bankruptcy of DS, all licensing, manufacturing and other agreements with ECPT will be terminated by ECPT. In the case of a change of control of DS, ECPT will have the right to terminate the Buyback Option, but not the obligation to do so. In the event of a change in control of DS, ECPT also will have the right to terminate any licensing and manufacturing agreements. Should either scenario arise, ECPT is obligated to fulfill its obligations with regards to the Purchase Price installment payments. In either such scenario, any rights or licensing arrangements in the exclusive territory will need to be subject to a new agreement with the successors of DS.

In case any of such Buyback scenario occurs, DS shall execute its Buyback Option and acquire the DS Trademarks for a price equal to any amounts duly paid by ECPT pursuant to Section 2.2 plus a 7.5% interest compounded annually.

Section 2.5. License. Simultaneously with the execution of this Agreement, the Parties shall enter into a License Agreement, whereby ECPT shall grant DS an exclusive license to use the DS Trademarks and manufacture, distribute and sell the DS Products in the Exclusive Territory (the “License Agreement”). The License Agreement shall be valid and in force as of the date of this Agreement and whichever happens first of the date the Effective Period elapses or the date when DS executes its Buyback Option; in the understanding that the License Agreement shall be automatically extended for a period of 5 (five) years and include an option to renew for additional 5 (five) years, if DS decides not to execute its Buyback Option.

Under the License Agreement and in exchange for the use of the DS Trademarks, DS shall pay royalties to ECPT based on the net revenue of sales, defined as total sales less credits and allowances in the Exclusive Territory, as follows:

Period	Revenue	Percentage
April 1, 2017 – December 31, 2017	Up to USD$9,999,999.00	5%
	USD$10 million – up to USD$19,999,999.00	4%
	Above USD$20 million	3%

January 1, 2018 – December 31, 2018	Up to USD$9,999,999.00	8%
	USD$10 million – up to USD$19,999,999.00	7%
	USD$20 million – up to USD$29,999,999.00	6%
	Above USDS30 million	4%
January 1, 2019 – February 28, 2022	Up to USD$9,999,999.00	10%
	USD$10 million – up to USD$19,999,999.00	9%
	USD$20 million – up to USD$29,999,999.00	8%
	USD$30 million – up to USD$39,999,999.00	7%
	USD$40 million – up to USD$49,999,999.00	5%
	Above USD$50 million	4%

Royalty payments pursuant to the table above shall be made by DS to ECPT on the following dates and pursuant to the total revenues of the immediate preceding quarter:

Quarter	Date of Payment
January – March	June 1st
April – June	September 1st
July – September	December 1st
October – December	March 1st

ECPT shall refrain from selling any of the DS Products in the Exclusive Territory, while DS shall refrain from selling DS Products outside the Exclusive Territory. Breach by any of the Parties to this obligation shall cause the breaching party to pay a penalty of 2 times total sales to the affected Party. Failure by ECPT to cure this breach within 30 (thirty) days, shall give DS the right to execute the Buyback Option outside the Exercise Period in terms or Section 2.4 above. Additionally, failure by DS to cure this breach within 30 (thirty) days, shall give ECPT the right to terminate the buyback option.

DS shall be the exclusive manufacturer of all DS Products to be marketed and sold by ECPT outside the Exclusive Territory. Taking this into consideration, ECPT, agrees to place all orders for DS Products to DS and it agrees to pay the manufacturing price of all ordered products plus a 10% (ten per cent) markup. If ECPT, directly or indirectly via third parties, manufactures any of the DS Products, it shall pay DS a penalty equivalent to 2 times the amount it would have earned for the 10% markup.

ECPT shall pay 20% (twenty per cent) of each purchase order, including the 10% (ten percent) markup, upon placement of the order. Thereafter, 30% (thirty per cent) of the purchase order will be paid by ECPT upon arrival of the DS Products to the corresponding port. The remaining 50% (fifty per cent) of the purchase order shall be paid by ECPT within 90 (ninety) days of arrival of DS Products at the corresponding port. Failure by ECPT to make any of these payments shall cause ECPT to pay a late payment interest of 1% per calendar month or part thereof.

DS shall issue the corresponding invoices upon receipt of payment.

Furthermore, ECPT agrees to place minimum purchase orders of DS Products during the term of this Agreement and as follows:

-

At least USD$1,000,000.00 (one million Dollars) during 2017, prorated from date of execution of this agreement.

-

At least USD$2,000,000.00 (two million Dollars) during 2018.

-

At least USD$3,000,000.00 (three million Dollars) for each of 2019, 2020 and 2021.

Failure to place and pay for the minimum purchase orders as set forth above, shall constitute a breach of this Agreement. If ECPT fails to cure such breach within 180 (one hundred and eighty) days as of the notice of breach delivered by DS, DS may exercise its Buyback Option pursuant to Section 2.4 of this Agreement. In the event of a serious economic crisis, ECPT can inform DS of the situation and both parties agree to an automatic extension to 360 (three hundred and sixty) days.

ARTICLE III
JOINT VENTURE

Section 3.1. Joint Venture The Parties agree to form a joint venture for the development of New Trademarks and manufacture, distribution and sale of New Products worldwide (“Joint Venture”).

Section 3.2 (a) Capital Contributions ECPT will contribute, on an annual basis and for a period of 5 (five) years, $200,000.00 (two hundred thousand Dollars) to this Joint Venture. ECPT shall, at the beginning of the last month of each quarter and within the first day of the applicable month, transfer $50,000.00 (fifty thousand Dollars) to DS Bank Account. This capital contribution shall be transferred to DS on the following dates on each of the 5 (five) years:

-

March 1st

-

June 1st

-

September 1st

-

December 1st

ECPT´s capital contributions shall be used to pay for any and all expenses related to: (i) employee´s salaries, including Key Employees, (ii) lease of equipment, machines and tools needed for developing and manufacturing New Products and New Trademarks, (iii) office utilities (water, gas, electricity, phone lines, faxes) and (iv) office logistics (stationery, printers, cartridges).

DS shall prepare and deliver to ECPT a report detailing any and all payments made with ECPT´s contributions. The report shall be delivered to ECPT within 15 (fifteen) days of the end of the quarter which is being reported.

Section 3.2 (b) Capital Contributions The Parties agree that any extraordinary payment needed for the correct operation of DS laboratory and/or facilities, whether for manufacturing DS Products or for researching, developing and manufacturing New Products, which exceeds the annual budget agreed by the Parties, shall be approved in advance by ECPT. As soon as DS Labs determines the need to acquire or lease additional machinery, equipment, tools or facilities, it shall deliver a report on such additional expenses to ECPT. The report shall include Dr. Brijesh Patel´s insight on the need for new equipment, tools, materials or facilities. ECPT shall, within 15 (fifteen) days of receipt of the report, determine if it agrees incurring on the additional expense. In case ECPT authorizes incurring in the additional expense, ECPT shall fund 50% (fifty per cent) of the amounts required for such payment. In case ECPT agrees to the planned expense and declines the funding of the necessary amount of additional expenses, DS may decide to pay for the additional machinery, equipment, tools or facilities; in which case, any amounts duly paid by DS shall be deducted from any applicable royalty payments pursuant to Section 2.5 above.

Section 3.3 Employees. DS shall appoint, pursuant to the annual budget approved by the Parties, sufficient employees to work for the Joint Venture. DS Labs acknowledges that Dr. Brijesh Patel, Charles Hughes and Linett Rondon (“Key Employees”) shall be maintained as DS´ employees, however they will be assigned to work full time in the Joint Venture. Key Employees´ full salary, including benefits, will be paid from ECPT´s capital contributions pursuant to Section 3.2 above. Key Employees shall devote 100% of their time to the Joint Venture, and any service requested by DS for its own benefit shall be duly approved in writing by ECPT.

If DS fails to execute its Buyback Option, DS will terminate, at ECPT´s cost, the employment of Key Employees and ECPT will execute employment agreements with all Key Employees. For such new employment agreements, ECPT must offer at least the same employment conditions, salary and benefits as those offered by DS at the time of the termination of the employment agreements. DS shall not be responsible if any Key Employee decides not to enter into an employment agreement with ECPT.

All employees working for the Joint Venture shall: (i) comply with the ethic´s guidelines delivered by ECPT; a copy of such guidelines is included as Schedule C of this Agreement; (ii) be bound by the confidentiality obligations set forth in Article 7 of this Agreement and (iii) execute a non-compete agreement delivered by ECPT in substantial similar terms to that attached hereto as Schedule D. DS shall not be liable for the failure by any of the employees, including the Key Employees, to comply with the obligations set forth herein.

Section 3.4 New Products and New Trademarks The Parties agree that any New Trademarks developed pursuant to the Joint Venture, as well as any New Products created and manufactured pursuant to the Joint Venture, shall be property of both Parties at a 50% (fifty per cent) basis. Therefore, the Parties acknowledge that: (i) any New Trademark shall be registered before any applicable government authority by both Parties, (ii) any profit deriving from the New Trademarks and/or New Products shall be the property of each party in its own territory, (iii) both Parties will be liable for any litigation or claim related or derived from the New Trademarks and/or the New Products in each party’s territory and (iv) both Parties will agree on the terms of any license, transfer or sale of the New Trademarks to any third party.

Section 3.5. DS Board Seats. DS agrees that, during the term of this Agreement, and given all capital contributions to be made by ECPT, it shall grant 2 (two) board seats at its Board of Administration. On the date of execution of this Agreement, DS shall carry out any activities and draft any documents required for such board appointment to take place. DS agrees that, during the term of this agreement, its board shall only have a maximum of 7 (seven) board members, 2 (two) of which shall be appointed by ECPT.

Section 3.6. Right of First Refusal. If, at any time during the term of this Agreement, DS intends to sell, assign or in any way transfer a majority of its assets or a controlling stake of DS subsidiaries, it shall first offer the assets and/or controlling stake, to ECPT in terms of the following procedure:

a)

DS, prior to offering a majority of its assets or a controlling stake of DS´ subsidiaries, shall first deliver to ECPT a written notice (a “First Offer Notice”), which shall state (1) DS´ intention to sell a majority of its assets or a controlling stake in DS´ subsidiaries, and (2) the proposed purchase price, which shall be all in cash, and the other material terms and conditions of such sale. Upon delivery of such First Offer Notice, such offer shall be irrevocable unless and until the rights of first offer provided for herein shall have been waived or shall have expired.

b)

ECPT shall have the right and option, for a period of 60 (sixty) calendar days after delivery of the First Offer Notice (the “First Offer Delivery Period”), to deliver to DS a written notice (the “First Offer Reply”), which shall state ECPT´s irrevocable intention to purchase or ECPT´s declination to purchase. If DS receives First Offer Reply whereby ECPT declines its right to acquire the assets and/or shares, as the case may be, DS may perform such sale with any third party, subject to the terms and conditions included in the First Offer Notice. Any sale to a third party pursuant to this Section, shall be completed within 180 (one hundred and eighty) calendar days (subject to reasonable extension to the extent required under Applicable Law) of the date of the First Offer Reply or the date when the First Offer Delivery Period elapses, whichever happens first. In the event the sale or transfer is not consummated within such period, and DS still wishes to transfer the assets and/or shares included in the First Offer Notice, it must again comply with the Right of First Offer procedure described in this Section 3.6.

If DS receives a First Offer Reply whereby ECPT irrevocably agrees to purchase the assets and/or shares, as the case may be, in the terms of the First Offer Notice, the Parties shall consummate such transfer of assets and/or shares within 60 (sixty) calendar days following the delivery of the First Offer Reply (or as soon as practicable thereafter to the extent required under applicable law), and payment by ECPT to DS in respect of such transfer shall be made by wire transfer of immediately available funds to DS Bank Account.

c)

Failure by ECPT to deliver a First Offer Reply within the First Offer Delivery Period shall be understood and construed as a waiver to acquire the offered shares and/or assets pursuant to the First Offer Notice.

Section 3.7 Facilities DS laboratories currently operate at 1601 Green Road, Pompano Beach, Florida 33064. DS agrees to build, at its own cost, sufficient office and laboratory space within the same address but in a separate part of the building in order to ensure that any operations under the Joint Venture are separated from current DS operations.

ARTICLE IV

DS TRADEMARK SETTLEMENT

Section 4.1 DS Labs Trademark Settlement. ECPT acknowledges existence of certain claims filed by a Chinese manufacturer that gives them the trademark in China for DS Laboratories and certain products. ECPT agrees that DS will continue to handle all procedures related to such claim in an attempt to obtain a final settlement on or before March 31st, 2017. If DS fails to reach a final settlement on that date, ECPT will handle all procedures related to this specific claim, in the understanding that: (i) all legal fees and strategies to be implemented by ECPT must be previously approved in writing by DS and (ii) all costs, fees and expenses shall be paid by DS; in the understanding that ECPT may contribute sufficient funds to resolve this matter and deduct said payment from the Purchase Price. Such deduction will only be allowed if ECPT delivers to DS the corresponding receipts and invoices and they are directly related to the legal fees and strategies approved by DS.

ARTICLE V

NON-COMPETITION AND NON-SOLICITATION

Section 5.1

During the term of this Agreement, the Parties shall not and hereby agree that each will not:

(i) directly or indirectly solicit, induce or influence any customer, supplier, lender, lessor or any other person which has a business relationship with the other Party, to withdraw, curtail or cancel its business with that other Party;

(ii) except for the Key Employees, directly or indirectly solicit, induce or influence, any Person who is employed or engaged by the other Party (as an employee, independent contractor, sales representative, consultant or otherwise) to terminate his or her employment or engagement with that other Party; and

(iii) except for the Key Employees, solicit or attempt to solicit any employee of the other Party or any of its subsidiaries to leave that other Party, or to become employed by any Person other than that other Party.

Section 5.2 Severability It is the desire and intent of the Parties that the provisions of this Article 5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If any particular provisions or portion of this Article 5 shall be adjudicated to be invalid or unenforceable, this Article 5 shall be deemed amended to delete there from such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Article 5 in the particular jurisdiction in which such adjudication is made.

ARTICLE VI
DURATION

Section 6.1 Term.

This Agreement shall take effect the date hereof and shall continue in force until DS exercises its Buyback Option or the Effective Period elapses, whichever happens first.

ARTICLE VII

CONFIDENTIAL INFORMATION

Section 7.1 Confidential Information. During the term of this Agreement and at all times thereafter, without each of the Parties prior written permission, the Parties hereto shall not, either directly or indirectly, disclose to any “unauthorized Person” or use for the benefit of such Party, other than the Joint Venture, any knowledge or information which any Party may acquire during the term of this

Agreement relating to the Joint Venture or any of the Parties: (i) internal management tools and systems and methods of doing business, (ii) documents and financial information including internal reports, database records and reports, financial statements, proposals, due diligence materials, clearing agreements, employment schedules, (iii) customers, customer lists, sales, customer requirements and uses, any customer or transaction information, order flow, contact lists, and other details of such contacts, (iv) agreements with customers, vendors, independent contractors, employees and others, (v) Products, New Products, DS Trademarks or New Trademarks or services and product development plans, designs, analyses and reports, (vi) computer software and data bases, (vii) trade secrets, technology, patents, trademarks, research, know-how, records of research, models, designs, drawings, manufacturing methods, technical data and reports, and (viii) correspondence or other private or confidential matters, information or data whether written, oral or electronic, which is proprietary and not generally known to the public (individually and collectively “Confidential Information”).

Section For purposes of this Section 7.1 the term “unauthorized Person” shall mean any person who is not (i) an officer, director, or employee of DS or EPCT for whom the disclosure of the knowledge or information referred to herein is necessary for the performance of such person’s duties, or (ii) a person expressly authorized by the Parties to receive disclosure of such knowledge or information.  The Parties expressly acknowledge and agree that the term “Confidential Information” excludes information which is (x) in the public domain or otherwise generally known to the trade, or (y) disclosed to third parties other than by reason of any Party’s breach of the confidentiality obligation hereunder or (z) learned of by a Party subsequent to the termination of this Agreement from any other party not then under an obligation of confidentiality to the Company or any other Party as the case may be.

If any Party hereto breaches, or threatens to breach, any of the provisions of this Article 7, the injured Party shall have the right, in addition to any other rights that may be available at law or in equity, to have the provisions of this Article 7 specifically enforced by any court having equity jurisdiction; therefore, it being expressly acknowledged and agreed by the Parties that any such breach or threatened breach will cause irreparable injury to the Party whose confidential information has been used or disclosed and that money damages will not provide an adequate remedy to such Party.  Such injunction shall be available without the posting of any bond or other security, and the Parties hereby consent to the issuance of such injunction.  The breaching Party agrees to pay the injured Party’s costs and expenses (including reasonable attorneys’ fees) incurred in enforcing this Article 7 as well as a penalty of actual damages incurred

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1 Efforts to Resolve Disputes.  Each of DS and ECPT, agree to attempt in good faith to resolve any dispute, controversy or claim that may arise in any manner whatsoever with respect to this Agreement, the Joint Venture, the License Agreement, or any or all other agreements, contracts, arrangements or other understandings relating in any manner to this Agreement, any of the Schedules hereto, or any other document contemplated herein or therein, within 30 (thirty) days of the date when the dispute, controversy or claim was notified by one Party to the other.

Section 8.2 Arbitration and Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Florida, without regard of any conflict of law rules and principles.

Each and every dispute, controversy or claim arising in any manner out of or in any way relating to any provision of this Agreement (including any Schedule, or arising in any manner out of or in any way relating to the validity, interpretation, performance, breach, enforceability or termination hereof or thereof), that is not settled amicably within the thirty (30) day period referred to in Section 8.1, shall be solely and finally settled through arbitration pursuant to the rules of arbitration set forth by the ICC.

The language of the procedure, documentation and award shall be English. The dispute shall be decided by 3 (three) arbitrators, which shall be appointed in accordance with the rules of arbitration of the ICC, and will be conducted in Miami, Florida. The arbitration proceeding set forth in this clause shall be the only manner to resolve any controversy among ECPT and DS in connection with this Agreement.

The arbitration award shall be final, irrevocable and binding pursuant to the Rules of Arbitration and may be presented by any of ECPT and DS to be enforced in a court of any competent jurisdiction.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Entire Agreement This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representation by or among the Parties, written or oral, to the extent they related in any manner to the subject matter hereof.

Section 9.2 Assignments Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by any of the Parties hereto, in whole or in part, whether voluntarily, by operation of law or otherwise to any person or entity, unless the Party hereto making such proposed assignment or delegation has previously obtained the consent of each other Party hereto, which consent may be withheld at the sole discretion of such other Party. Any attempted assignment or delegation in violation of this prohibition shall be null and void.

Section 9.3 Notifications All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail (air mail if addressed to an address outside of the country in which mailed), postage prepaid, return receipt requested, (c) by a generally recognized overnight courier service which provides written acknowledgement by the addressee of receipt, or (d) other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this item (d) shall also be sent pursuant to item (b)), addressed as follows:

(i)

if to DS:

DS Healthcare Group, Inc

1601 Green Road

Pompano Beach, FL 33064

Attn:  Chief Administrative Officer

(ii)

if to ECPT:

EverCare Prohealth Technologies, Ltd

Unit 1801-2, 18/F

Jubilee Centre

46 Glouchester Road

Wan Chai, HK

Attn:  Director of Compliance

or to such other addresses as may be specified by like notice to the other Parties.

Section 9.4 Invalidity If any provision of this Agreement is too broad to permit enforcement to its full extent, such provision shall nevertheless be enforced to the maximum extent permitted by law, and each Party agrees that such provisions may be judicially modified accordingly in any proceeding brought to enforce this Agreement.  If any portion of this Agreement shall be held to be indefinite, invalid or otherwise entirely unenforceable, the entire Agreement shall not fail on account thereof.

Section 9.5 Amendments and Waivers No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No wavier by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

Section 9.6 Counterparts This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered to each Party hereto.

Section 9.7 Further Actions Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

Section 9.8 Section and Other Headings Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

Section 9.9 Waiver of Jury Trial Without limiting the obligation to mediate the disputes arising under this Agreement, THE PARTIES EACH HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENT RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.  The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  The Parties each acknowledges that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings.  Each Party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING HERETO.

Section 9.10 Incorporation of Schedules The Schedules, exhibits, agreements and any and all other documents or materials attached to this Agreement are incorporated herein by reference and made a part hereof.

Section 9.11 Attorneys’ Fees; Costs and Expenses (a) Without limiting the obligation to mediate the disputes arising under this Agreement, in any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful Party shall be entitled to recover reasonable attorneys’ fees in addition to its costs and expenses and any other available remedy.

(b)

Each Party hereto shall bear its own fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and any agreements, instruments or documents executed or delivered in connection herewith, except as otherwise provided herein.

Section 9.12 English Controlling For purposes of convenience, this Agreement may be translated but it is understood that the English version of this Agreement will control for all purposes.  In case of a conflict in meaning between the two versions, the Parties are responsible for performing in accordance with the English version hereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

DS HEALTHCARE GROUP, INC.

By:	/s/ Daniel Khesin
Daniel Khesin
Chief Executive Officer

EVERCARE PROHEALTH TECHONOLOGIES LTD

For and on behalf of EverCare Prohealth Technologies Limited

By:	/s/ Cheung Tsing
Name: Cheung Tsing
Title: Director of Compliance
Authorized Signature (s)